Exhibit 10.57

Bioventus	1-919-474-6700
4721 Emperor Blvd., Suite 100	1-800-396-4325
Durham, NC 27703	www.BioventusGlobal.com
USA

February 3, 2021

Ken Reali

c/o Bioventus LLC

4721 Emperor Boulevard, Suite 100

Durham, NC 27703

Dear Ken:

As discussed, for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date hereof, you hereby agree to forfeit the option to purchase 5,935 common or profit interest units in Bioventus LLC (the “Company”) or an equivalent number of equity interests of a successor entity (the “Option”) that was granted to you in that certain letter agreement dated July 30, 2020 (the “Option Letter Agreement”).

Following such forfeiture, you will no longer hold any equity interest, or any right to acquire any equity interest, in the Company or any of its subsidiaries, affiliates or successors pursuant to the Option, and you and the Company will not have any rights or obligations under the Option Letter Agreement following the date hereof.

Please kindly acknowledge your acceptance of this letter by signing where your name appears below. By signing below, you acknowledge that you have reviewed this letter, have had the opportunity to raise questions with the Company regarding the forfeiture of the Option, and voluntarily and knowingly accept and agree to the provisions set forth herein. Following your acceptance of this letter, the Company and its transfer agent will make any and all appropriate adjustments to its books and records to reflect the foregoing. This letter shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,

Bioventus LLC

By:	/s/ Leigh Ann Stradford
Name:	Leigh Ann Stradford
Title:	SVP & Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Ken Reali
Ken Reali